Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Andrew Greenebaum, Integrated Corporate Relations, Inc.

Good afternoon Ladies and Gentlemen and welcome to Bare Escentuals Fourth Quarter 2006 Conference Call.  On the call today from the company are Leslie Blodgett, Chief Executive Officer, Diane Miles, President, and Myles McCormick, Chief Financial Officer and Chief Operations Officer.  By now everyone should have had access to the fourth quarter fiscal 2006 earnings release, which we announced today at approximately 4 PM Eastern Time.  If you have not received your release, it is available on the Investor Relations portion, Bare Escentuals website at www.bareescentuals.com, by clicking on the About Bare Escentuals tab.  This call is being webcast and a replay will be available on the Company’s website as well.

Before we begin, we would like to remind everyone that the prepared remarks contain forward-looking statements, and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance; therefore undue reliance should not be placed on them.  We refer all of you to the risk factors contained in Bare Escentuals most recent Form 10-Q for the quarter ended October 1st, 2006, for more detailed discussion of factors that could cause actual results to differ materially from those projected in any forward-looking statement.  Bare Escentuals assumes no obligation to revise any forward-looking projection that maybe made in today’s release or call.

With that, I would like to turn the call over to Leslie Blodgett.

Leslie A. Blodgett, Chief Executive Officer

Thank you, Andrew.  Good afternoon everyone and thanks for joining us today.  The format of the call today will include my brief overview of the quarter and highlights of the brand.  Diane will provide an update on our growth opportunities by channel, and then Myles will give you additional detail on our operating and financial results before we take your questions.

We are extremely pleased with our fourth quarter and full year 2006 results.  We continue to make progress on our goals to selectively expand our distribution, increase brand awareness through media and customer events, introduce new products, and develop more points of distribution globally.

Our fourth quarter of 2006 net sales increased 39% to approximately $110 million due to the continued growth of our brand, particularly in our premium wholesale locations, such as Ulta and Sephora, and our operating income rose 61% over the prior year.  For the year, we recorded sales of approximately $395 million up 52% from 2005, and our operating margin expanded to over 35% from 30% last year.

I would like to take a minute to briefly touch on the competition.  Over the past several years we’ve seen more companies entering the mineral-based cosmetic market, both through mass and prestige.  We view this as a validation of our brand and the customer interests that exist, and only serves to increase exposure to mineral-based cosmetics and expand the overall market.

We pioneered the mineral based cosmetic category and over the years we have established an intensely loyal customer base through our transforming of product, word of mouth, and dedication to our customers.  We incorporate our customers into many different aspects of our business whether it be naming shades, new product ideas, or new tips and techniques, and this interaction with our customers is a key part of how we do business.

We believe it has played a huge part in establishing bareMinerals as the number one mineral makeup brand in the US.  We have a strong culture based on producing the highest quality products and committed customer service, which is led day-to-day by an extremely passionate and enthusiastic management team.

On our last call, Diane discussed our focus on developing our brand both domestically and internationally with plans for testing products with Sephora France, testing new counter and shop-in-shop formats in the US, and launching our bareMinerals infomercial in Japan.  These initiatives were originally slated for early 2007 so we were pleased to get them up and running prior to the end of 2006.

Our first Sephora France test location was the flagship Champs Elysées Sephora in Paris, where we launched with a limited assortment of products in late November.  We now have products in 16 stores throughout France as well as on the Sephora France website, and we are very encouraged with the early feedback.

It appears that French women love bareMinerals just as much as American women.  We are already the number three cosmetic brand in our test locations.  We are planning to continue the store rollout, and our goal is to be in the top 150 Sephora France stores by year-end.  Here in San Francisco we opened our new test shop-in-shop format in Macy’s at Union Square in December, an 800 square foot staffed boutique within the store that features our full product line.

The most exciting part for me was the opening event and the 500 people that took the time to come and participate.  These events make me very proud to be part of the community of women who use Bare Escentuals.  I am truly inspired by hearing their stories about how bareMinerals has made a huge difference in their skin and their self-esteem.

In December we also launched our first test infomercial in Japan.  This is a very large market opportunity and we expect big things from Japan. Our early efforts are intended to begin to broaden our brand awareness and plant the seeds of our strategy long-term.  In addition to expanding our distribution, we can increase brand awareness by expanding our product line with fun, educational and highly differentiated face, lip, and eye products.  We have several exciting new items that will be key to our brand extension strategy in 2007.

Education has always been an important part of our philosophy, and we believe we need to keep it simple and fun for our customers.  We want to make sure they feel confident that they have the right tools to apply our make-up and expand on just basic applications.

We take education beyond normal industry standards.  Our team of highly trained make-up artistry experts travel extensively to meet one-on-one with our customers creating special connections first hand.  We have 23 exciting in-store events nation-wide planned for 2007.  We also have a big PR event planned that I am very excited about.  This April, I will be traveling to five Midwestern cities on the BE tour bus to celebrate and connect with our customers.  We will start in Plainfield, Indiana, then on to Chicago, St. Louis, one lucky customer’s home, and end in Kansas City.

These kinds of events allow me to hear the positive customer experience with our products and suggestions for new products, and really it’s a great PR opportunity for Bare Escentuals.  I love the women I’ve met in person, via phone, letter and email over the years and want the millions of women who have yet to discover bareMinerals to know that a make-up does exist that is actually good for your skin.

Now I would like to turn the call over to Diane to discuss our strategic channel initiatives.

Diane M. Miles, President

Thank you, Leslie.  Our fourth quarter sales showed growth in all channels with December’s sell in and sell outs being particularly buoyant.  The year ended at plus 52% over 2005, 47% of the business coming from retail, infomercials, and boutiques and 53% coming from wholesale, QVC, premium wholesale, and international.

This broad based sales momentum demonstrates the success of our business model as well as our high customer loyalty and satisfaction.  The product mix remains consistent with 78% of the business coming from face, 8% from eyes, and 3% from lips.  Our professional skin care brand MD Formulations represent 7% of the total business.  RareMinerals early results are also encouraging, and many customers are sharing positive experiences with Leslie.  Starter kits and new complexion products have fueled the face category, while the lip category remains an opportunity.  Our kits were particularly successful in December and fulfilled the gift giving opportunity.

New product development remains our key focus for 2007.  The year started well with good performances from Buxom Lips, Beyond the Basics Starter Kits, and Smoky Eyes Tutorial.  Education and connecting with the customer remains the consistent thread throughout every initiative; DVDs and application techniques being included in most of our kits.

Our products, our marketing, and our merchandising is translating well in all of our channels.  Our infomercial business ended the year at plus 33% over ‘05.  Our infomercial continues to be key for creating awareness and educating the customer on the efficiency of our products.

In 2006 our infomercial was shown over 540 times a week, which equates to 28,000 times a year.  At this point we are happy with our existing level of exposure as it relates to the current frequency of our airings.  Hence, we expect only a modest growth in our media time for 2007.  Our focus, therefore, will be to further leverage our existing brand awareness through strategic expansion in bricks and mortar.

Our boutiques grew by 58% over 2005. For the full year of 2006 we opened seven new boutiques, refurbished seven, and closed two.  Our average productivity was approximately 1.7 million per door, and the average size around 900 square feet.  We are on track to open a minimum of ten new doors in 2007 and continue to be flexible to open as and when the right opportunities arrive.

In addition we continue to improve our in-store merchandising and customer experience.  QVC grew by 31% last year, thanks to the addition of two Today’s Special Values or TSV’s and a modest improvement in basic productivity per minute.  Our November TSV was the largest QVC event in our history, and we are indeed encouraged that our audience continues to thirst for the brand.  This has made QVC a great channel for us to launch new products.  As with the infomercial, we are very comfortable with our existing on-air presence, and thus we anticipate modest growth in 2007 with emphasis upon growing Internet and improving continuity in this channel.

Spa business grew by 38% last year, aided by a strengthened field force, improved marketing and a focus on productivity at the door.  We will continue these efforts in 2007, while at the same time focusing more energy on the opening of new doors.  Premium wholesale grew by 121% in 2006.  Most of that growth came from improved productivity within Ulta and Sephora doors as well as 23 new doors in Sephora and 32 doors in Ulta. Innovation, assortment planning, merchandising, marketing and field force intensification, all helped propel this exceptional growth.  For 2007 we expect both Sephora and Ulta will open a minimum of 30 new doors, more heavily weighted towards the back half of the year.

We are on track with our department store tests and we now have one door with Macy’s Union Square here in San Francisco and four doors in Nordstrom.  As we discussed on the last call, we will continue to test by opening additional doors throughout the first and second quarters.  Then to fine-tune our approach in order to define the way forward.  With regard to Sephora and JC Penney we are committed to rolling out, when they roll, we roll.  Finally within the US our new website, featuring a full assortment is planned for 2007 quarter four.  However, in a strategy to evaluate traffic and transaction patterns and site usage, we have launched a beta version of the site that features a limited assortment of SKUs [stock keeping units].  We hope to be able to incorporate learning from this test into the final design of our full site.

Now, on to our international business where we ended the year at plus 11% over 2005.  Not bad, since we are transitioning away from distributors, a major market, in favor of direct distribution.  In Europe we launched nine Sephora France doors in November 2006.  We exceeded our test objectives and plan to roll more doors in April 2007.  The exact numbers will be confirmed in the future.  Results demonstrate a very positive acceptance from both customers and the press and the message that translate effectively to French consumers.

We plan to launch QVC Germany in the summer of 2007 and at the same time we are working more closely with QVC UK.  This will give us a presence within the four global QVC markets, US, UK, Germany and Japan.  While we feel we have an initial superior understanding of the European customer, the Asian market remains a big potential for us long-term.  As such in January, we launched our infomercial in Japan as a means to broaden awareness.  This also reinforces the awareness and exposure we currently receive from QVC Japan where we continue to be the number one make-up brand.  We expect to spend the first half of this year analyzing our results to fine-tuning our approach in order to attain maximum efficiency and sales-conversion going forward.  And now over to Myles.

Myles B. McCormick, Chief Financial Officer and Chief Operations Officer

Thanks Diane.  I’ll begin with a detailed overview of the results of the fourth quarter and full fiscal year 2006, and then review our guidance for fiscal 2007.  As Leslie indicated, we had a successful end to 2006 and results were ahead of our expectations.  Net sales for the fourth quarter increased 39% to $110.5 million from 79.3 million in the same period last year.  For the year, net sales increased 52% and $394.5 million from $259.3 million in 2005.  Sales on our wholesale segment, which are comprised of sales to QVC, premium wholesale customers, Spas and salons, and international distributors increased 44% for the fourth quarter and 65% for the year.  As Diane mentioned, this was largely driven by a performance of premium wholesale, which increased by 74% for the fourth quarter and 121% for the year due to a combination of the rapid increase of doors and continued collaboration with our retail partners to generate greater brand awareness.  As of the end of 2006, Sephora had a 142 doors open versus a 119 last year.  And Ulta had 196 doors open versus a 164 last year.  To note sales for international channel declined in the quarter largely as a result of the change in our distribution relationship with our Japanese distributor.

In December, we gave notice to our Japanese distributor that we will be terminating our relationship and begin selling direct to QVC Japan at the start of 2008.  Our distributor has agreed to assist us through this transition and exchange for the right to return unsold product to us at the end of the term.  This modification to the terms of our relationship resulted in a $1.2 million charge to revenue in the fourth quarter.  For 2007, we will conduct business with this distributor on a sales consignment basis.

Sales on our retail segment which are comprised of sales from our boutiques and our Infomercial business increased by 34% for the fourth quarter and 40% for the year.  Infomercial sales increased 25% for the fourth quarter and 33% for 2006.  Boutiques sales increased 56% for the quarter and 58% for the year.  As of the end of the fourth quarter, we have 33 Boutiques open versus 28 last year and we opened one Boutique during the quarter.  For the fourth quarter, gross margins remained steady at 69.8% compared to 69.7% in the prior year.  Our wholesale margin declined in the quarter by approximately 110 basis points to 62.1% from 63.2% in the prior year, largely related to shifted business between channels and the adjustment to our distributor relationship.  Gross margins for our retail segment increased in the quarter by 190 basis points, to 78.9% from 77% in the prior-year; due to the shift from infomercial sales to our higher margin boutiques as well as to the more favorable product mix.

For the year, gross margins increased to 71.5% from 71.3% in 2005.  Our wholesale margin decreased 70 basis points to 64.2% from 64.9% last year, and our retail segment gross margin increased by 250 basis points to 79.8% from 77.3% in 2005, primarily for the same reasons, as I mentioned for the fourth quarter.

SG&A for the fourth quarter increased by 20.1% to $38.2 million from $31.8 million in the prior-year.  As a percentage of sales, SG&A decreased by 550 basis points year-over-year to 34.6%, as we leveraged our expenses across our expanded distribution platform and higher sales.  On a sequential basis, SG&A increased 11% from the third quarter, as we continue to make long-term investments, which we expect to continue through the first half of 2007, as we develop the necessary infrastructure to support our growth plans.

Note that SG&A for the quarter includes a one-time IPO related charge of $1.8 million to reflect the buyout of our management agreements with Berkshire Partners and JH Partners.  SG&A for 2006 was $135.5 million or 34.3% of sales, up from $103.3 million or 39.8% of sales in 2005.  On an absolute basis, SG&A increased to support our growth but the higher sales outpaced the ramp in our expenses.

Operating profit for the fourth quarter of fiscal 2006 inclusive of stock compensation, depreciation expenses and the IPO charge was $36.6 million, up 61% from $22.7 million in the same period last year.  For the year, operating profit was a $138.8 million, up 79% from $77.3 million in 2005, as we increased our top-line, expanded our margins and managed our expenses.

Net income for the quarter increased 237%, $16.3 million from $4.8 million in fourth quarter 2005, as we lowered interest expense following the debt paid out from our proceeds —from IPO proceeds and our debt extinguishments charges were considerably lower than the fourth quarter 2005.  Net income for 2006 more than doubled to $50.2 million from $23.9 million in 2005.  Despite three quarters of substantial interest expense, primarily reflecting our pre-IPO capital structure.

Diluted earnings per share for the fourth quarter were 18 cents or approximately 92 million shares outstanding, an increase of 11 cents from 7 cents per share on approximately 71 million shares last year.  Diluted earnings per share for 2006 were 65 cents on approximately 77.3 million shares outstanding compared to 34 cents per diluted share on approximately 69.3 million shares outstanding in 2005.

Now turning to the balance sheet highlights.  Inventory at the end of December increased 82% to $62.1 million from $34.1 million at the end of 2005.  The growth in inventory reflects the strategy to create greater agility to meet unanticipated demand as we increase our points of distribution within existing channels as well as to create added flexibility for our new growth initiatives.  Accounts receivable at the end of 2006 increased 72% to $30.8 million from $17.9 million in 2005 reflecting the growth in our premium wholesale business.

Capital expenditures in the quarter were $3.3 million primarily to support IT investments and our new and upgraded boutiques.  For 2007, we expect to invest approximately $16 million to continue our systems infrastructure initiatives, expand the refurbishment of boutiques and invest in a 300,000 square foot at Midwest distribution center design to bring in-house the fulfillment activities for our infomercial business and provide us with the total distribution capacity for the next five years.

Over the past three months we have also made big strides towards the completion of our systems replacement initiatives as we have now gone online with purchasing, wholesale order management, warehouse management, and parts of financials with no significant disruption to the business.  Over the next two quarters we plan to work towards the completion of merchandising and financials, implementing our new direct-to-consumer order management system and replace our POS [point-of-sale] systems.

Total debt at the end of the quarter was $339.3 million, down from $389.8 million at the end of 2005 and down from $708 million at the end of the third quarter.  The sequential decrease reflects the pay down of all of our outstanding principle and interest owed under our subordinated notes, secondly in term loans and a portion of the outstanding principle on a firstly in term loans in pursuit of the IPO.

Now, I would like to move on to our updated guidance for 2007.  We remain comfortable with our previously issued guidance for our core business.  However, given our confidence and visibility into a broader support of France rollout, as well as additional support inside JC Penny doors, we are increasing the full year earnings per share guidance range by 3 cents to 84 to 89 cents to reflect the contributions from these initiatives.  As the revenue benefit from these initiatives is expected to be weighted toward the end of the year, we expect the full amount of these earnings increase to be weighted accordingly.

As a reminder, our guidance does not reflect contributions from our other growth initiatives, such as, our test at Macy’s, Nordstrom’s, our testing of the RareMinerals infomercial and our Japanese infomercial and through the shopping site bareescentuals.com.  As Leslie and Diane both mentioned, we are encouraged by the preliminary results of these initiatives, but plan to carefully evaluate and if necessary adjust our strategy in each market and/or channel before we commit to rollout timetables.

Finally, I would like to briefly discuss our proposed secondary offering.  As you know, SEC rules don’t allow me to say a lot about it, so I’ll refer you to the press release and the S-1 filings, which you’ve presumably seen for more information.  In short, we filed an S-1 with the SEC on February 16th for a secondary offering of 12 million shares.  The proposed offering includes 575,000 shares to be sold by the company and 11,425,000 shares to be sold by selling stockholders.

That concludes my comments.  Back to you, Leslie.

Leslie A. Blodgett, Chief Executive Officer

Thanks Myles.  In conclusion we are very encouraged by our fourth quarter and 2006 results, which reinforce the strong recognition of the Bare Escentuals brand and demand for our products.  Despite a competitive marketplace, we continue to build upon our loyal customer base by providing the highest quality of product and premier customer service, and we remain the number one mineral make-up brand in the US.  As we look to the future, we see tremendous opportunity to build upon our brand strength as we continue to selectively expand our domestic points of distribution, increase brand awareness through media and customer focused events, introduce new products and develop more points and channels of distribution globally.

With that, I would like to turn the call back to the operator and open it up for questions.

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] Our first question will come from Bill Chappell with SunTrust Robinson-Humphrey.

<Q — William Chappell>: Good afternoon.  I guess, I’ll — the first question, can you maybe give us a little more color on the inventory side.  I am just trying to understand the flexibility in terms of the build we had towards year-end.  Are you looking more towards the new initiatives or did you have out of stocks that you ran into last quarter, that you’re just trying to offset?

<A — Myles McCormick>: Really, there are a number of different factors at work here, one is, as I said before in my comments, creating a little bit more agility on our reaction — be able to react a little quicker to unanticipated demand as we roll out the amount of points of distribution that we’re talking about, and then of course it is to remain as flexible as possible with our inventory as we look to these new initiatives which are very difficult to predict.  Those certainly are the two things that are driving it in terms of the aggregate dollar amount that we’re carrying right now.  In terms of the growth rate, part of it has to deal with the fact that we were turning probably a little too quickly at the end of last year, coming into first quarter and arguably missed some opportunities.  So, we wanted to make sure that we were conservative enough as we came into this first quarter, this year.

<Q — William Chappell>: Okay.  And then second, just with regards to the guidance, should we read into it that you believe that the rollout to 150 stores in Sephora France equates to about 3 cents to EPS?

<A — Myles McCormick>: Yeah.  I mean, I think that’s the right way to look at it.  As Diane said, the timetable right now isn’t firm, so we’re taking a conservative look at it right now; as we move along and get more clarity into how things will rollout, we’ll provide those updates.

<Q — William Chappell>: Okay.  Then a last one for Leslie, you talked little bit about the competitive landscape.  What are you seeing in terms of I mean, I know there are — several mineral based products at the mass level, are you seeing anything at the more prestige level or any other major competitive pressures domestically or internationally — near term?

<A — Leslie Blodgett>: I am seeing some prestige brands coming out.  They are not necessarily calling it mineral make up, but maybe infused with minerals, that type of thing — not in a big way at all. That’s your question about prestige...?

<Q — William Chappell>: Yeah.  I am not sure which brands you saw or if you’re seeing more internationally or if it’s more domestically?

<A — Leslie Blodgett>: No, domestic.

<Q — William Chappell>: Okay.  Thank you.

Operator:  Our next question is from Lori Scherwin with Goldman Sachs.

<Q — Lori Scherwin>: Hi.  Can you talk about the drivers of growth within some of your channels, particularly infomercials. Is this primarily repeat and back room or are you finding new customers? And then within premium wholesale and boutique, the growth has just been so strong.  Any sense of what the trend is — excluding new doors?

<A — Diane Miles>: Okay.  So just on the infomercial we’re growing front end and backend but probably growing backend faster than front end, so with the media spend we’re still attracting new customers.  And then with the continuity, that’s consistently growing as we increase the number of customer on our database.  With regard to growth in premium wholesale, then really I mean, first of all most of it is comp store growth although as you heard— we’ve got several new doors that have been opened during the course of 2006, but the comp store growth has come from several factors.  One, the in-stock situation, secondly our reinforced marketing program.  Thirdly, a much stronger sales force reinforcement of the message with training.  So just as with anything, in order to secure growth we really look to all aspects of the marketing program, so that we could be firing off all cylinders.

<Q — Lori Scherwin>: Is there any way to quantify what the comp store growth was?

<A — Diane Miles>: In fact, it varies a lot across all the different stores, but as you heard how many new doors we had, so I think you can get a fairly good estimate as to what the comp store growth was.

<Q — Lori Scherwin>: Okay.  And Myles, can you talk the decision process behind opening the new facility in Ohio, whereas you had previously outsourced some of those functions, maybe how we should think about that impacting the gross margin or other lines on the P&L going forward?

<A — Myles McCormick>: Sure.  I mean it really is — a couple of different factors at work, one has to do with aggregate scales of business and our need to have open the Midwest facility for all of the business channels.  We were operating under relatively small facility here in Hayward; Midwest is certainly optimal for a variety of different reasons.  The in-sourcing of the distribution of the fulfillment from our partner today is really a factor of — one of service, our desire to customize level of service on a more frequent basis, certainly from — as we think about engaging a customer more frequently via CRM programs.  It gives us a much bigger level of flexibility to do that when its run in-house and then the obvious one certainly a secondarily though to the service aspect, is our ability to create more leverage within our model.  Today the cost structure is all variable premium size turns a bit of it into fixed as well as eliminate the third party profit margin.  We would expect over the long-term to see some pretty significant benefits to this as it relates to our overall cost structure to support all of these businesses.  But we believe most the benefits can accrue to us in 2008.

<Q — Lori Scherwin>: Great, and then Leslie can you just talk about Sephora’s new partnership with Home Shopping Network and if this has posed any conflict since you’re tied so closely with QVC but at same time are also Sephora’s top selling brand.  Did they ask you to participate, and did you get any push back from either party?

<A — Leslie Blodgett>: Well, we obviously we have a very long relationship with QVC and it makes sense for Sephora to look at HSN because they understand really the power of QV media at retail and there is no conflict.  We have the perfect partnership with QVC and Sephora’s building that at HSN and they really, it doesn’t cross over at all.

<Q — Lori Scherwin>: Okay.  And then just lastly and this is maybe just an add-on to Bill’s question. I guess I am surprised you are not taking to Europe more because it sounds like you are only taking to Europe for Sephora France and your core business just continues to outperform?

<A — Myles McCormick>: Yes.  I think our viewpoint right now to be is, we want to get through first quarter, get a little bit more visibility into how our partners are executing their door plans, and again as I said before, it’s getting some clarity and visibility into how we are going to approach the roll-out with Sephora France, and then again, secondarily how and when, from a timing perspective, that is, we start rolling out those foreign and JC Penney doors.  So, I think as we said before in Q3, as we move along throughout the year as soon as we have updates we’ll be sharing those with you guys.  So more to come on our first quarter call.

<Q — Lori Scherwin>: Okay.  But the core business, you are still looking for 20% sales growth next year, or this year?

<A>: Yes.  Directionally that’s right.

<Q — Lori Scherwin>: Thank you.

Operator:  And our next question is from Neely Tamminga with Piper Jaffray.

<Q — Neely Tamminga>: Hi, great good afternoon and congratulations on phenomenal performance.

<A>: Hi Neely.

<A>: Thank you.

<Q — Neely Tamminga>: Hi.  Just real quick on, in terms of the guidance for next year. In the past you guys, you did give some visibility in terms of gross margin you’re saying gross margin is flat, even for the first half being down. Is that still the same way to be thinking about how the year should flow?

<A — Myles McCormick>: Yes.  Absolutely.  We don’t see a whole lot of change, if any change, to the first half at all, as we said before, and certainly as Diane commented in her section that a lot of the stuff that’s happening with our business, the doors both from our partners and ourselves, how they’re rolling out Sephora France, other initiatives that are being tested are very heavily weighted to the back end of the year, and we will see the margin expansion related to that,  at least on the operating margin line, over that same timeframe.  In the first half of the year you are going to see a lot of infrastructure building, or building the teams to support good execution on those growth initiatives.  So, we are going to have that compression take hold in the first half of the year, but then we would expect the back half of the year to get that expansion and provide good visibility to us into 2008.

<Q — Neely Tamminga>: Can you can offer at least some order of magnitude with respect to that? I mean do you have a lot of moving parts going on right now, some...

<A — Myles McCormick>: Yes.  I mean, I think you’re going to get operating margin expansion of at least 200 basis points in the back half of the year versus the front half.  At this point, depending on the ultimate rollout timetables for all these initiatives, it will be much heavier weighted in terms of that expansion towards the fourth quarter, but as I said before that’s still a little bit up in the air right now, and as we get through Q1 we will have much better visibility to this.

<Q — Neely Tamminga>: Okay.  And just a couple of follow-up questions on, in terms of the guidance.  You mentioned 30 premium wholesale doors, I think those were both Sephora and Ulta or maybe that’s separate for each for ‘07?  Does that include or exclude the

JC Penney relationship?

<A — Diane Miles>: That’s without the JC Penney.

<Q — Neely Tamminga>: Okay.  Thanks.

<A — Diane Miles>: That’s 30 for each.

<Q — Neely Tamminga>: Okay.  Fantastic.  Thanks for that.  And then Myles, in terms of the facility in the Midwest, I think one of the best kept secrets is in fact the Midwest, and some of the tax credits and benefits that are associated with the facilities, is that also included to some extent in your guidance for next year?

<A — Myles McCormick>: For 2007?

<Q — Neely Tamminga>: Yes.

<A — Myles McCormick>: No.  I mean the way we are looking at it right now, at least for 2007, again very conservatively, getting into the facility really, in earnest in the third quarter.  And we are looking at this as being somewhat neutral to our cost structure this year with the benefits recurring into 2008.  So, but yeah, we were — you are absolutely right with regards to all the benefits being in the Midwest and those are all the same kind of benefits we’ve looked at it and expect to receive as well.

<Q — Neely Tamminga>: Fantastic.  Good luck to you guys.

<A — Myles McCormick>: Thanks

<A>: Thanks.

Operator:  Our next question is from Joe Altobello with CIBC World Markets.

<Q — Joseph Altobello>: Thanks.  Good afternoon.

<A>: Yes.

<Q — Joseph Altobello>: First question is on the competitive landscape, I want to go back to that for a second.  Obviously, we’ve seen some new products from I think L’Oreal and Neutrogena, amongst others. Is there a way that you guys can gauge their level of commitment to the mineral-based space or is it sort of just a me-too product that they’ve put out there?

<A — Leslie Blodgett>: Well, the first part of this is that competition is there, and this is a real category, and we are very excited that everyone is recognizing that.  The fact that they still have their liquids, cream make-ups out there, it says to me that they are not a 100% bought in to mineral make-up, and I don’t know they really want to be, because they all about offering a variety of different products.  So and that’s where we are really different.  We will always stick to our core mineral make-up and I don’t think they’ll ever take over.  Liquid foundation still is the number one selling type of foundation in the market.

<Q — Joseph Altobello>: Okay.  And then secondly in terms of the other Macy’s, Nordstrom rollout, as you look at that in ‘07 and ‘08, does that require a significant in-store presence on your part or additional investment on your part in that channel?

<A — Diane Miles>: Well, to rollout department stores in a way that can really be meaningful, of course, there’s investment in people, sales staffers, and investment in infrastructure to support those, and there’s also investment in counters.  So, yes, there is substantial investment as there is with our own boutiques.

<Q — Joseph Altobello>: Is it going to be a meaningful impact on the channel’s gross margin for you?

<A — Diane Miles>: I think we are in very early stages of our test, and probably in a better position once we’ve got several more doors open to answer that more accurately because really at the moment we only four Nordstrom and we don’t have any installations in those four, and we have just one Macy’s right now.  So I think we will be, by the next quarter, in a better position to answer that more accurately once we’ve got some real data behind us.

<Q — Joseph Altobello>: Okay.  And then lastly in terms of uses of the cash for ‘07, is it still debt reduction at this point?

<A — Myles McCormick>: That’s right, absolutely.

<Q — Joseph Altobello>: Okay.  Great.  Thanks.

Operator:  We will take our next from Jim Duffy, Thomas Weisel Partners.

<Q — Jim Duffy>: Thank you.  Hello.

<A>: Hi, Jim.

<A>: Hi.

<Q — Jim Duffy>: Diane, question for you on the Sephora France rollout.  Can you speak to the footprint that you are seeing with your products in the Sephora France stores?  Is it similar to what we’d see in the US or is it some fraction thereof?

<A — Diane Miles>: Yeah.  We are doing in phases, so at the moment we have only launched a limited number of SKUs, which are mainly in the face category.  And in terms of the real estate, it’s slightly smaller than in the US mainly because every store is only a third of the size of the US stores.  So it’s not apples-for-apples.  But if you looked at our penetration of space, it’s probably about the same.  But we only have the limited number of SKUs, and as we progress we will enlarge the number of SKUs, but obviously going slowly and carefully to make sure so the customer fully understands mineral makeup before we get too many SKUs out there.

<Q — Jim Duffy>: So from a revenue per door standpoint, should we think of it as growing to parity with the US market?

<A — Diane Miles>: No, definitely not.  Because whatever brands you are, Sephora France stores are only about third of the size of the US stores.

<Q — Jim Duffy>: Okay, very helpful.  And then the follow-up on the Sephora France rollout.  Are you comfortable with the infrastructure that you have in place to support a rollout of this size or is there still wood to chop with that regard?

<A — Diane Miles>: Well, we are still working on it.  We do have some infrastructure, which has been put in place fairly recently, and we have a pretty person there, and they are working on putting the infrastructure together in parallel with opening the doors.

<Q — Jim Duffy>: Okay.  And then shifting gears a bit, to your own boutiques average revenue per door $1.7 million, very impressive.  How do you expect this to trend as you open new doors?  Should there be some sort of dilutive impact, or should the comps in your existing doors offset that?

<A — Diane Miles>: We are looking for a full year of business of a minimum of $1 million for a new door, if we look at the full year business and then growing to the average obviously keep depending on whether its an A, B or C door.

<Q — Jim Duffy>: Sure.

<A — Diane Miles>: And I’m hoping averages here.

<Q — Jim Duffy>: Okay, very good.  Thanks very much.

<A>: Thanks.

Operator:  We’ll go to April Scee with Banc of America Securities.

<Q — April Scee>: Hi, thanks.  Just another question on Sephora France, my understanding is that you don’t have the QVC or infomercial market entry vehicle there, just checking to see that’s correct and if it is, just wondering how you got the brand to number 3 so quickly, in other words how did you build the consumer awareness, and would this change how you think of non-QVC, non-infomercial international markets more generally?  And then another question on Federated, it sounds like the door that you have executed on is the store-in-store format that you want it sounds like its going well, so we still be testing the other formats or is it all going to be the store-in-store with Federated?

<A — Diane Miles>: Okay.  First of all we’re business modeling for France.  We have launched with slightly different business model, limited pretty much more dependent on people in the stores and so the doors that we opened we have people working in each of the doors, so that we get the message across without infomercial.  Having said that, we are working on very innovative ways of trying to mimic US business models as closely as possible and the Sephora France team are being very flexible to work with us on trying to achieve that in a market which is so different to the US.  Second question...

<A — Diane Miles>: What was your second...

<Q — April Scee>: Federated.

<A — Diane Miles>: The store and store concept — yeah, I mean —when we rollout more doors with Federated or now Macy’s Inc — or whatever the new name is.  We are looking at sort of similar store-in-store concept.  However, we won’t have the same size of real estate, because obviously that’s flagship door.  So, we — but we will be building and creating our own environment in those test doors.

<Q — April Scee>: Okay.  Is any progress on getting Nordstrom’s to agree to the same type of format?

<A — Diane Miles>: Yes, I am working with them on a similar, slightly more simplified installation mechanism because they have got a lot of doors which you kind of like more open cell type environment, so we are trying to adapt that in a way to allow them to have our individuality as well.

<Q — April Scee>: Okay.  Thank you.

Operator:  And our final question is a follow up from Bill Chappell with SunTrust Robinson Humphrey.

<Q — William Chappell>: Yes, just two quick follow-ups.  I guess first, can you give is a little more — little bit of understanding on RareMinerals?  Color in terms of number of SKU’s expected, I know its something internally you are pretty excited about, we haven’t head a whole lot about it but you may be quantify when you expected to hit or what you expect to see and just kind of what it is?  And then second Myles — just when I look at modeling on go forward basis, for now we are still looking at even if its QVC International, its classified as QVC and infomercials even in Japan will be infomercials, I mean that’s going to stay and Sephora, its not going to go into a new international pile anytime soon?

<A — Myles McCormick>: Let me just — mine’s is lot faster.  On the — in terms of anything happening international right now, its going to be in the bucket of international, until it gets to reasonable size and then we will break it out.

<Q — William Chappell>: Okay.  Great.

<A — Leslie Blodgett>: Okay, RareMinerals.  2006, we did what I consider a soft launch of the product, which was in four shades and one SKU.  And I am personally very, very happy with the results, just being in store without any TV media.  This year we are working on our infomercial.  It will be really hardcore education, which is how we really do business, and we will have some line extensions, as part of the infomercial launch.  This is going exactly how I always wanted to see it, and its an extremely exciting product, I’m jumping up and down right now.

<Q — William Chappell>: And so we should have a full rollout by kind of year-end even too Sephora stores?

<A — Leslie Blodgett>: We are working on several line extensions with the just few launching this year in all, most of our accounts.

<Q — William Chappell>: Great.  Thank you.

Operator:  There are no further questions at this time.  I would like to turn the conference to Leslie Blodgett for closing comments.

Leslie A. Blodgett, Chief Executive Officer

Yes, I just wanted to thank you all for your participation today, and we look forward to sharing our progress with you next quarter.  And if you happen to be around your TV on March 22nd, we will be on QVC then.  So, show times are listed on our website under events, and thank you so much.

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